Exhibit 21.1

List of Subsidiaries

Inmarsat Finance II plc

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Name Under Which Subsidiary Does Business
None	N/A	N/A

Inmarsat Holdings Limited

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Name Under Which Subsidiary Does Business
Inmarsat Finance II plc	England and Wales	(same)
Inmarsat Group Limited	England and Wales	(same)
Inmarsat Investments Limited	England and Wales	(same)
Inmarsat Ventures Limited	England and Wales	(same)
Inmarsat Limited	England and Wales	(same)
Inmarsat Leasing (Two) Limited	England and Wales	(same)
Inmarsat Launch Company Limited	Isle of Man	(same)